Exhibit 4.1

FIFTH AMENDMENT TO AMENDED AND RESTATED
CREDIT AND FUNDING AGREEMENT
by and among
OLIN CORPORATION
as Borrower
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent
and
PNC CAPITAL MARKETS LLC
as Lead Arranger and Sole Bookrunner
Dated as of September 29, 2016

This FIFTH AMENDMENT TO AMENDED AND RESTATED FUNDING AND CREDIT AGREEMENT (this “Amendment”), dated as of September 29, 2016, to the Amended and Restated Credit and Funding Agreement dated as of December 9, 2010, as amended by the First Amendment thereto dated as of December 27, 2010, the Second Amendment thereto dated as of April 27, 2012, the Third Amendment thereto dated as of June 23, 2014 and the Fourth Amendment dated as of June 23, 2015 (the “Credit and Funding Agreement”), among OLIN CORPORATION, a Virginia corporation (the “Borrower”), the Lenders and other parties party thereto from time to time and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.
RECITALS
A. Pursuant to the Credit and Funding Agreement, the Lenders have extended credit to the Borrower, on the terms and subject to the conditions set forth therein.
B.    The Borrower has requested that the Credit and Funding Agreement be amended as set forth herein.
C.    The Lenders are willing to agree to such amendments on the terms and conditions set forth herein.
Accordingly, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given to them in Section 1.01 of the Credit and Funding Agreement.
1.2    Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Section 1.02 of the Credit and Funding Agreement shall apply mutatis mutandis to this Amendment.
ARTICLE 2
AMENDMENTS
2.1    Additional Definitions. Section 1.01 of the Credit and Funding Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:
“Permitted Receivables Facility” means one or more accounts receivable facilities established by a Receivables Subsidiary and one or more of the Borrower and its Subsidiaries, whereby the Borrower or one or more of its Subsidiaries shall sell or transfer accounts receivables of the Borrower or its Subsidiaries to such Receivables Subsidiary which in turn shall transfer to a buyer, purchaser or lender undivided fractional interests in such accounts receivables (or otherwise borrow against such accounts receivable), so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Borrower or any of its Subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to the Company or any of its Subsidiaries (other than the Receivables

Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility that in the reasonable opinion of the Borrower are customary for securitization transactions and (c) none of the Borrower nor any of its Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.
“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to a Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections and proceeds of all of the foregoing.
“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Borrower that has been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under a Permitted Receivables Facility and that shall not engage in any activities other than in connection with a Permitted Receivables Facility.
2.2    Section 6.02(a) – Negative Covenants - Liens. Section 6.02(a) of the Credit and Funding Agreement is hereby amended and restated as follows:
“(a)    Liens. Create, assume or suffer to exist or permit any Subsidiary of the Borrower to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except (i) Permitted Encumbrances, (ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred to secure Indebtedness, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business, (iii) Liens on property or assets of a Domestic Subsidiary to secure obligations of such Subsidiary to the Borrower or another Domestic Subsidiary, and Liens on property or assets of a Foreign Subsidiary to secure obligations of such Subsidiary to the Borrower or any other Subsidiary, (iv) any Lien on property of any Foreign Subsidiary to secure Indebtedness of such Subsidiary, provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (iv) or by clause (vi) or (ix) of this Section 6.02(a) does not exceed 10% of Consolidated Net Tangible Assets, (v) Liens incurred in connection with any Tax-Exempt Financing which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business, (vi) Liens on property or assets granted in connection with applications for or reimbursement obligations with respect to letters of credit issued at the request of the Borrower or a Subsidiary by a banking institution to secure the performance of obligations of the Borrower or a Subsidiary relating to such letters of credit, to the extent such banking institution requested the granting to it of such Lien as a condition for its issuance of the letter of credit; provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (vi) or by clause (iv) or (ix) of this Section 6.02(a) does not exceed 10% of Consolidated Net Tangible Assets, (vii) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (viii) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) with respect to Liens securing Indebtedness of any Domestic Subsidiary, such Liens secure Indebtedness permitted by clause (ii) of Section 6.02(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary, (ix) Liens on assets securing other obligations of the Borrower and its Subsidiaries not expressly permitted by clauses (i) through (viii) above; provided that, immediately after giving effect thereto and to the concurrent repayment of any other secured obligations, the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (ix) or by clause (iv) or (vi) of this Section does not exceed 10% of Consolidated Net Tangible Assets, (x) Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section 6.02(a) (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 6.02(a)), and (xi) Liens on Receivables Related Assets of a Receivables Subsidiary pursuant to a Permitted Receivables Facility.”
2.3    Section 6.02(b) – Negative Covenants – Domestic Subsidiary Indebtedness. Section 6.02(b) of the Credit and Funding Agreement is hereby amended and restated as follows:
“(b)    Domestic Subsidiary Indebtedness. Permit any Domestic Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness of any Domestic Subsidiary to the Borrower or any other Domestic Subsidiary;
(ii)    Indebtedness of any Domestic Subsidiary outstanding on the date hereof;
(iii)    Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;
(iv)    Indebtedness of any Person that becomes a Domestic Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary;
(v)    other Indebtedness in an aggregate principal amount not exceeding US$20,000,000 at any time outstanding,
(vi) on and after the date of consummation of the DCP Acquisition, Indebtedness of any Domestic Subsidiary that is a Guarantor under the Guarantee Agreement, and

(vii) Indebtedness of any Receivables Subsidiaries in respect of any Permitted Receivables Facilities in an aggregate principal amount not exceeding US$500,000,000 at any time outstanding.”
ARTICLE 3
MISCELLANEOUS
3.1    Effectiveness. This Amendment is effective as of the date hereof upon its execution and delivery by the Borrower and Lenders constituting the Majority Lenders. The Administrative Agent shall promptly notify the Lenders of the occurrence of the effectiveness of this Amendment. On and after the date hereof, each reference in the Credit and Funding Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit and Funding Agreement and each reference in each of the other Loan Documents to “the Credit and Funding Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit and Funding Agreement shall mean and be a reference to the Credit and Funding Agreement as amended by this Amendment.
3.2    Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that (a) after giving effect to this Amendment, the representations and warranties set forth in the Credit and Funding Agreement are correct in all material respects on and as of the date hereof as though made on and as of the date hereof and (b) no event has occurred and is continuing which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
3.3    No Waiver. Except as specifically amended or modified pursuant to the terms of this Amendment, the terms and conditions of the Credit and Funding Agreement and the other Loan Documents remain in full force and effect. Nothing herein shall limit in any way the rights and remedies of the Lenders or the Administrative Agent under the Credit and Funding Agreement (as amended and modified hereby) and the other Loan Documents.
3.4    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.
3.5    Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.
[Signature page follows.]

SIGNATURE PAGE TO FIFTH AMENDMENT TO
AMENDED AND RESTATED FUNDING AND CREDIT AGREEMENT
IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

OLIN CORPORATION By: /s/ Michael J. Hollenkamp Name: Michael J. Hollenkamp Title: Assistant Treasurer	PNC BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent By: /s/ Thomas S. Sherman Name: Thomas S. Sherman Title: SVP

WELLS FARGO BANK, N.A. By: /s/ Daniel R. Van Aken Name: Daniel R. Van Aken Title: Director	BANK OF AMERICA, N.A. By: /s/ Anthony J. Meehan Name: Anthony J. Meehan Title: Vice President

THE NORTHERN TRUST COMPANY By: /s/ John Lascody Name: John Lascody Title: Vice President	BRANCH BANKING AND TRUST COMPANY By: /s/ John P. Malloy Name: John P. Malloy Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION By: Name: Title:	BOKF, N.A. d/b/a BANK OF OKLAHOMA BOKF, N.A. d/b/a BANK OF OKLAHOMA By: /s/ Jane Faulkenberry Name: Jane Faulkenberry Title: SVP